EXHIBIT 3.4

ESSENTIAL PROPERTIES REALTY Trust, Inc.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Stockholders Agreement, dated as of June 25, 2018, by and among Essential Properties Realty Trust, Inc., a Maryland corporation (the “Corporation”), and parties named therein, terminated on July 22, 2019 in accordance with its terms.

SECOND:  The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President and Secretary on this 28th day of February, 2020.

ATTEST:	ESSENTIAL PROPERTIES REALTY TRUST, INC.
/s/ Gregg A. Seibert	/s/ Peter M. Mavoides
Gregg A. Seibert	Peter M. Mavoides
Executive Vice President and Secretary	President and Chief Executive Office